AMENDMENT, dated May 7, 1997, to the Master Custody Agreement ("Agreement") between each Investment Company listed on Exhibit A to the Agreement and The Bank of New York dated February 16, 1996.

      It is hereby agreed as follows:

      A. Unless otherwise provided herein, all terms and conditions of the Agreement are expressly incorporated herein by reference and, except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

      B. The Agreement shall be amended to add a new Section 4.10 as follows:

      4.10  Additional Duties With Respect to Russian Securities.

            (a) Upon 3 business days prior written notice from a Fund that it will invest in any security issued by a Russian issuer ("Russian Security"), the Custodian shall to the extent required and in accordance with the terms of the Subcustodian Agreement between the Custodian and Credit Suisse ("Foreign Custodian") dated as of August 8, 1996 (the "Subcustodian Agreement") direct the Foreign Custodian to enter into a contract ("Registrar Contract") with the entity providing share registration services to the Russian issuer ("Registrar") containing substantially the following protective provisions:

                  (1) Regular Share Confirmations. Each Registrar Contract must establish the Foreign Custodian's right to conduct regular share confirmations on behalf of the Foreign Custodian's customers.

                  (2) Prompt Re-registrations. Registrars must be obligated to effect re-registrations within 72 hours (or such other specified time as the United States Securities and Exchange Commission (the "SEC") may deem appropriate by rule, regulation, order or "no-action" letter) of receiving the necessary documentation.

                  (3) Use of Nominee Name. The Registrar Contract must establish the Foreign Custodian's right to hold shares not held directly in the beneficial owner's name in the name of the Foreign Custodian's nominee.

                  (4) Auditor Verification. The Registrar Contract must allow the independent auditors of the Custodian and the Custodian's clients to obtain direct access to the share register for the independent auditors of each of the Foreign Custodian's clients.

                  (5) Specification of Registrar's Responsibilities and Liabilities. The
contract must set forth: (1) the Registrar's responsibilities with regard to corporate actions and other distributions; (ii) the Registrar's liabilities as established under the regulations applicable to the Russian share registration -system and (iii) the procedures for making a claim against and receiving compensation from the registrar in the event a loss is incurred.

            (b) The Custodian shall, in accordance with the Subcustodian Agreement, direct the Foreign Custodian to conduct regular share confirmations, which shall require the Foreign Custodian to (1) request either a duplicate share extract or some other sufficient evidence of verification and (2) determine if the Foreign Custodian's records correlate with those of the Registrar. For at least the first two years following the Foreign Custodian's first use of a Registrar in connection with a Fund investment, and subject to the cooperation of the Registrar, the Foreign Custodian will conduct these share confirmations on at least a quarterly basis, although thereafter they may be conducted on a less frequent basis, but no less frequently than annually, if the Fund's Board of Directors, in consultation with the Custodian, determine it appropriate.

            (c) The Custodian shall, pursuant to the Subcustodian Agreement, direct the Subcustodian to maintain custody of the Fund's share register extracts or other evidence of verification obtained pursuant to paragraph (b) above.

            (d) The Custodian shall, pursuant to the Subcustodian Agreement, direct the Foreign Custodian to comply with the rules, regulations, orders and "no-action" letters of the SEC with respect to

                  (1) the receipt, holding, maintenance, release and delivery of Securities; and

                  (2) providing notice to the Fund and its Board of Directors of events specified in such rules, regulations, orders and letters.

            (e) The Custodian shall have no liability for the action or inaction of any Registrar or securities depository utilized in connection with Russian Securities except to the extent that any such action or inaction was the result of the Custodian's negligence. With respect to any costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees (collectively, "Losses") incurred by a Fund as a result of the acts or the failure to act by any Foreign Custodian or its subsidiary in Russia ("Subsidiary"), the Custodian shall take appropriate action to recover such Losses from the Foreign Custodian or Subsidiary. The Custodian's sole responsibility and liability to a Fund with respect to any Losses shall be limited to amounts so received from the Foreign Custodian or Subsidiary (exclusive of costs and expenses incurred by the Custodian) except to the extent that such losses were the result of the Custodian's negligence.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE BANK OF NEW YORK

By:   /s/ Stephen E. Grunston
      Name: Stephen E. Grunston
      Title:  Vice President


THE INVESTMENT COMPANIES LISTED ON EXHIBIT A TO THE AGREEMENT

By:   /s/ Deborah R. Gatzek
      Name: Deborah R. Gatzek
      Title:  Vice President



By:   /s/ Karen L. Skidmore
      Name: Karen L. Skidmore
      Title:  Assistant Vice President





                    Amendment to Master Custody Agreement

The Bank of New York and Templeton Variable Products Series Fund, for itself and on behalf of its series, hereby amend Schedule A of the Master Custody Agreement dated as of February 16, 1996, to add the series listed below:



Registered Investment Company                Series

Templeton Variable Products Series Fund      Franklin Growth Investments Fund


Dated as of:      May 1, 1997

                                          TEMPLETON VARIABLE PRODUCTS
                                          SERIES FUND


                                          By:   /s/ Karen L. Skidmore
                                          Title: Assistant Vice President &
                                                Assistant Secretary



                                          THE BANK OF NEW YORK


                                          By:   /s/ Stephen E. Grunston
                                          Title:    Vice President